Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

28 September 2023
Matter No.:348706
+44 20 7562 0346
karoline.tauschke@conyers.com
Roivant Sciences Ltd.
Suite 1, 3rd Floor
11-12 St. James’s Square
London
SW1Y 4LB
United Kingdom

Dear Sir/Madam,

Re: Roivant Sciences Ltd.  (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the registration and sale under the Securities Act of 1933 of an aggregate of 19,600,685 common shares, par value US$0.0000000341740141 per share, for issue and sale to certain institutional investors (collectively, the “Common Shares”) pursuant to a Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 19, 2022 and declared effective on October 3, 2022 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto”), including two prospectuses (the “Prospectuses”):

(i)	a final prospectus supplement dated September 26, 2023 and filed with the Commission on September 26, 2023;

(ii)
a base prospectus dated October 3, 2022 which covers (i) the offering, issuance and sale by the Company of an indeterminate number of the Company’s common shares, US$0.0000000341740141 par value per share, and the Company’s preference shares, an indeterminate principal amount of the Company’s debt securities, an indeterminate number of warrants to purchase common shares, preference shares or debt securities  and an indeterminate number of units consisting of two or more types of the foregoing securities, of up to a maximum aggregate offering price of $1.0 billion, and (ii) the issuance by the Company of up to (x) 20,535,896 common shares that are issuable by the Company upon the exercise of outstanding public warrants, which were previously registered, and (ii) 10,214,365 common shares that are issuable by the Company upon the exercise of outstanding private warrants originally issued in a private placement to Patient Square Capital LLC.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Prospectuses.
We have also reviewed:

1.1.	copies of the memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Secretary of the Company on September 26, 2023;

1.2.
a certified extract of resolutions of the directors of the Company adopted at a board meeting of the Company held on September 15, 2022 and September 12, 2023, and unanimous written resolutions of the pricing committee of the board of the Company dated September 25, 2023 (together, the “Resolutions”) each certified by the Secretary of the Company on September 26, 2023; and

1.3.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.
the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.
that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectuses and any other documents reviewed by us;

2.4.
that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.6.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.7.	that the Company will have sufficient authorised capital to effect the issue of any of the Common Shares at the time of issuance;

2.8.
that the Common Shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended (the “Companies Act”), which includes the NASDAQ, at the time of the issuance of any Common Shares;

2.9.
that the issuance and sale of and payment for the Common Shares will be in accordance with the applicable definitive purchase, underwriting or similar agreement duly approved by the Board and the Registration Statement (including the Prospectuses set forth therein and any applicable supplement thereto);

2.10.	that, upon the issue of any Common Shares the Company will receive consideration for the issue price thereof which shall be equal to at least the par value thereof; and

2.11.
the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Common Shares, and the due execution and delivery thereof by each party thereto.

3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.2.	This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

3.3.
This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Common Shares by the Company and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.
When issued and paid for as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited